Exhibit 99.1

SP Plus Corporation 200 East Randolph Street Suite 7700 Chicago, IL 60601 p. 312-274-2000 f. 312-640-6169 www.spplus.com
Media Contact:
Vance C. Johnston Chief Financial Officer (312) 521-8409 vjohnston@spplus.com	Our Parking Brands
FOR IMMEDIATE RELEASE

SP Plus Corporation to Release
Fourth Quarter and Full Year 2014 Results on March 4, 2015

Chicago, Ill – February 20, 2015 – SP Plus Corporation (NASDAQ: SP) today announced that it expects to release fourth quarter and full year 2014 earnings on Wednesday, March 4, 2015, after the close of market.  On Thursday, March 5, 2015, the Company will host a conference call at 10:00 AM (Central Time) that can be accessed via webcast at www.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP Plus Corporation:

SP Plus Corporation provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. The Company's USA Parking System subsidiary is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

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